Exhibit 10.13

INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment (the “Assignment”) is made 5 December 2012 (the “Effective Date”), by Jeffrey A. Carlisle, and individual residing at 103 Winnicutt Road, Stratham, New Hampshire 03885-2462 (“Assignor”) to Leveraged Developments LLC, a New Hampshire limited liability company, having its principal place of business at 103 Winnicutt Road, Stratham, New Hampshire 03885-2462 (“Assignee” or the “Company”).

BACKGROUND

A.	Assignor is in the process of developing a fluid infusion module for an improved enteral feeding device, as more particularly described on the attached Exhibit A (the “Development”).

B.	Assignor owns one hundred percent (100%) of the membership interest of the Company.

C.	Assignor desires to assign and Assignee desires to accept and assume, all of Assignor’s rights in the Development to the Company.

NOW, THEREFORE, in consideration of $10.00, and the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.            ASSIGNMENT

1.1           Assignor hereby assigns and agrees to assign unto Assignee the full and exclusive right, title, and interest in and to the Development, in any form or embodiment, in the United States and in all foreign countries, including without limitation, all rights in inventions, patents, patent applications, data, works, discoveries, designs, technology, trade secrets, know how, trademarks and trade dress rights (including any the goodwill associated with the trademarks and trade dress), copyrights, improvements, embodied in or related to the Development, whether or not registrable or patentable (hereinafter, the “Intellectual Property Rights”), which shall become the sole and exclusive property of Assignee.

1.2           Assignor agrees to cooperate fully with Assignee and its representatives in connection with the Development and improvements thereto, including full disclosure thereof and preparation and filing of any patent applications, and to execute all papers which Assignee, its successors and assigns, may in their sole discretion and expense deem necessary or desirable. Assignor hereby agree to communicate to Assignee or its representatives any facts known to Assignor respecting the Development and improvements, to testify in any legal proceedings relating thereto, sign all lawful papers, execute all divisional, continuation, continuation-in-part, reissue, and re-examination applications, make all rightful oaths and declarations, and, in addition, to execute any and all documents that may be required in order that Assignee may make applications in its own name for patents on the Development and improvements thereon in the United States and all foreign countries.

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2.            GENERAL PROVISIONS

3.1           This Assignment constitutes the entire agreement and understanding of the parties with regard to the subject matter hereof and merges and supersedes all prior discussions, negotiations, understandings and agreements between the parties concerning the subject matter hereof. No modifications, additions, or amendments to this Assignment shall be effective unless made in writing and executed by a duly authorized representative of each party.

3.2           This Assignment shall be governed in all respects by the laws of the United States of America and by the laws of the State of New Hampshire, both as to interpretation and performance, regardless of the choice of law rules of that or any other state or jurisdiction.

3.3           Except as expressly stated herein, nothing in this Assignment is intended to confer benefits, rights, or remedies unto any person or entity other than the parties hereto or their successors and assigns. Assignee may assign this Assignment without the prior consent of Assignor. Assignor may not assign this Assignment with the consent of Assignee and any such attempted assignment shall be void. Subject to the restrictions on assignment and transfer herein, this Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the Effective Date.

ASSIGNOR:	ASSIGNEE:

LEVERAGED DEVELOPMENTS LLC

/s/ Jeffey Carlisle	By:	/s/ Jeffey Carlisle, Member
Jeffey Carlisle

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EXHIBIT A

1ntellectual property

Prepared by: Jeffrey Carlisle

Founder, Leveraged Developments

1/9/2012

Revised 10/20/2012

Unique lntellectual Property

The following characteristics of a fluid infusion module are thought to be inventive. The key inventions are printed in bold. The company will seek patent protection on most or all of the elements below and will, in the meantime, operate under a confidential disclosure agreement with all outside parties.

The inventions have been conceived during a design process for an improved enteral feeding device, which imposes very high standards for usability and economy. Each invention will almost certainly have utility beyond enter the feeding application. Each patent, when filed, will be constructed to broaden the use, where appropriate, to other fluid moving applications beyond the scope of enteral feeding, such as IV therapy.

1.	“Active Air Elimination”: The use of negative pressure to extract air from a fluid source through a hydrophobic membrane and a check valve.

a.	Traditionally, air leaves the system through an AEF with positive fluid pressure with respect to atmosphere. This requires a constraint of positive source pressure.

b.	This concept applies a negative pressure with respect to atmosphere to the filter, actively withdrawing air from the system without the constraint of positive source pressure. The removal of a constraint is, by itself, a benefit.

c.	This concept does not require any diversion of fluid, using valves or the like, nor does it require an air detection means. It operates intrinsically with a series of configuration of a partial vacuum, a checkvalve, hydrophobic filter material, and the fluid source, comprised of a mixture of liquid and gas.

2.	“Pneumatically Coupled Direct Drive”: A pneumatically coupled direct drive mechanism.

a.	Traditionally, pumps have used powerful mechanical means to deform tubing or move syringes to compel fluid flow from within these structures. This direct drive mechanism has the advantage of a very simple control algorithm in which a drive motor is advanced in known increments with a known stroke volume. Faster flow rates have shorter intervals between motor pulses. Traditional direct drive architectures diminish the sensitivity to the underlying fluid flow going to the patient and potentially exposes the patient to high pumping pressures.

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b.	This invention takes the advantage of a simple direct drive mechanism yet offers the ability to measure the fluid flow outcome and have increased sensitivity to the environmental factors. This concept applies relatively low pressures, similar to those seen with a gravity infusion, to the fluid and the observation of fluid flow can be observed directly. A thin non-permeable membrane separates the driving air pressure from the fluid being delivered and the net force on the membrane approaches zero. The membrane is formed, like a loudspeaker, in a way where no stretching forces are seen by the membrane; it translates freely on one axis in response to any changes in differential pressure.

i.	A precision air piston is moved via a stepper motor and a precision leadscrew. The precision from each of the components is inherent in the manufacturing process and does not add cost to the system design. Just like a direct drive pump, the motor is advanced at an interval which equals the targeted flow rate.

ii.	Any reference to a piston may also refer to an array of pistons, connected to a single drive motor. Various linear or rotary configurations of pistons can be used to meet packaging requirements, but the fundamental relationship between a known activation of a stepper motor and a known change in piston air volume is retained.

iii.	Any reference to a stepper motor could be replaced by any other type of motor and an appropriate encoder that measures its actual displacement.

iv.	Each step of the motor provides a known and constant change in air volume in the system. The resultant change in absolute pressure provides a measurement of the total gas volume. So, each step of the motor gives an indication of the in fluid volume at any point in time. Changes in fluid volume over time provides an indication for flow rate.

v.	When the air piston is advanced, the pressure driving the fluid increases and then decreases as fluid leaves the system and “leaks” into the patient. The change in pressure provides a realtime proportional signal related to fluid flow rate ..

vi.	Each step provides a new measurement of fluid volume and each measurement in between steps provides a change in pressure proportional to fluid flow. In this way, a single measurement system is used in two ways to measure flow rate.

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vii.	At very low flow rates, the pressure changes are small and eventually run into a signal to noise issue. This noise includes environmental changes of temperature and atmospheric pressure. If the single movement of the air piston results in a pressure greater than desired, then an alternative strategy can be employed to measure air volume. Rather than advance the air piston, the air piston can be withdrawn several steps and then returned to the original position, resulting on no net pressure increase. This “net zero” perturbation of air volume can be large enough to provide a large signal, well above the noise floor.

3.	“Filter Based Pump Membrane”: The use of a hydrophobic filter material as a pumping membrane.

a	Traditionally, Air Eliminating Filters have been used to supplement a pumping system. The positive contributions of the AEF are obvious, namely, the filtration of fluid for particulates and the elimination of unwanted air bubbles. An AEF, however, also introduces negative performance characteristics, such as unwanted compliance in the system and added cost.

b.	This concept of using the AEF as the pumping chamber

i.	exploits the compliance or capacitance of the chamber and puts it to good use, providing the stroke volume needed for a pump

11.	uses the AEF component as the pump, virtually removing it’s incremental cost

4.	“Self-Regulating Flow Control”: A self-regulating fluid flow control strategy.

a.	Traditionally, the creation of a closed loop control system might require a sophisticated and complex control system. This complexity could lead to problems with reliability and with excessive power consumption.

b.	This architecture allows for the benefits of a timer-based open loop pumping system (simplicity) and the benefits of a closed loop control system (accuracy and responsiveness).

i.	Since the system accurately measures liquid volume delivered to the patient and accurately measures time, then it is easy to measure the amount due the patient at any instant in time.

ii.	Following every FILL cycle of the fluid chamber, the calculation is made on the time desired to empty the chamber. The time between steps is calculated internally. If,for example, the nominal flow rate is 2 mL to be delivered over 60 seconds and the pump starts this cycle in debt to the patient of 0.2 mL, then the normal 2.0 mL cycle should be shortened by approximately I 0% or should be completed in 54 seconds. Since the number of steps required to displace 2.0 mL is precisely known, the time between steps is easily determined.

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iii.	Following a FILL cycle, there is no flow out to the patient until the outlet valve cracking pressure has been met. The calculations of timing are made at the moment that the outlet valve cracking pressure is met following a FILL. This method intrinsically accounts for the intra-cycle delays with no need for complex control calculation.

1v.	At the end of an EMPTY cycle, there is sustained flow out to the patient until the driving pressure falls below the outlet valve cracking pressure. The FILL cycle is delayed until this point in the pressure decay. This method intrinsically accounts for the intra cycle delays with no need for complex control calculation.

v.	If the pump is running behind in its rate, then the steps will happen more rapidly and the delivery pressure will intrinsically increase, causing the rate to catch up to the desired rate. This requires no control code at all to make this pressure adjustment.

vi.	If the pump is running ahead in its rate, then the steps will happen less rapidly and the delivery pressure will intrinsically decrease, causing the rate to slow down to the desired rate. This requires no control code at all to make this pressure adjustment.

5.	“Mechanical Lock”: The use of a mechanical lock to retain the admin set within the pump, unless purposefully unlock under program control.

a.	Traditionally, unauthorized users can remove an administration set during an ongoing infusion. Even with “free flow” protection, this acts leads to an unwanted interruption of therapy and possible damage to the administration set. Traditionally, the incorporation of a set-locking mechanism has added cost and complexity to the design.

b.	This design provides a locking mechanism that offers minimal control complexity and cost.

i.	A simple pin is spring loaded to grab a detent of an admin set while it is being loaded. It is normally engaged. There are an endless variety of mechanisms to achieve this locking function.

ii.	In order to retract the locking pin, the system retracts the pneumatic piston to its limit position, beyond the normal operation of the piston during pumping, and engages a pin lifting lever.

iii.	The motor requires no power to retain its position, so the unlocking position does not consume any incremental energy to keep the system in a load/ unload position indefinitely.

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iv.	The design has a controllable vent feature, so the movement of the pneumatic piston, when the vent feature is activated, does not have any impact on the pressure of the fluid, which remains at atmospheric pressure without any opportunity for fluid flow, since both the inlet and outlet valves are closed in this instance.

v.	The movement of the pin lever to load or unload the admin set provides another useful function. This movement provides a discrete switch function to identify the absolute position of the pneumatic piston. In this way, the position of the piston is re-calibrated with every new admin set.

c.	The locking pin offers a powerful mechanical advantage so the user is not tempted to remove the set without first turning OFF the infusion via the pump’s user interface.

d.	A purposely, but simple, procedure, using a commonly available tool to be determined, such as a tongue depressor, a pen tip, or a Luer fittling, can be used to remove the set in an emergency.

6.	“Dual Capacity Pump”: The use of separate high and low speed pneumatic drives to provide extended pressure and rate ranges.

a	Traditionally, a pump struggles with meeting a wide dynamic range. At low flow rates the motor drive moves with its smallest resolution with increasing long dwell periods. At highest rates, the motors run at their maximum speed, but with limited torque or drive force.

b.	This design, because of the pneumatic coupling, provides a unique opportunity for multiple parallel pneumatic drives. One drive could be geared in such a way for maximum force and a second driver could provide maximum throughput at lower pressures.

7.	“Downstream Air Detection”: The detection means for air in a fluid pumping chamber by observation of volume change required to open a downstream pressure-based flow valve.

a.	Traditionally, air detection systems involve separate sensors, measurements, and interpretation algorithms. This traditional approach suffers from significant component cost, processing complexity, and problems associated with an imbalance of sensitivity and specificity.

b.	This design exploits the fact that a post-fill cycle measurement of change-in-pressure as a function of change-in-volume is a measurement of total air volume. The known change in volume while pumping is a fundamental benefit of this design. The pitch of the leadscrew, combined with the precise diameter of the pneumatic piston and further combined with the position of the piston, provides a calculation of the total gas volume. Following a fill cycle, if the measurement of total gas volume is higher than normal, then that “error” provides a precise measurement of contained air in the system. The nominally PSlg checkvalve provides an important period of measurement where there is no flow, so the compliance measurement can be made with no interference of volume chances resulting from fluid flow. This provides a very simple computation of air volume.

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i.	A measure of post-fill high compliance provides an indication of one of two conditions. Air may have entered the system from the source. Alternatively, the fill cycle may have been incomplete, as would occur with an occluded inlet or fully evacuated non-vented supply container.

ii.	The ambiguity of the signal for high compliance can be resolved with repeated fill cycles. Ultimately, even if the problem is unresolved, it leads to the exact same outcome- the cessation of pumping and an alarm.

8.	“Upstream Air Detection”: The detection of air ingress to a pumping chamber by observation of pressure change patterns during a FILL cycle.

a.	In conventional direct drive pumps, the sensitivity to fluid ingress to the system is low. The coupling of pressure transducers to tubing based systems is compromised. With some pneumatic systems, the air drive mechanism is not calibrated.

b.	This design allows for precise measurement of pressure changes with known volume displacements. During the fill cycle, if changes-in-pressure are low relative to changes-in-volume, then that is an unambiguous indication of air entering the system. Conversely, if the changes-in-pressure are unusually high, that is an indication of an occluded inlet. This provides additional richness of context to the system, without requiring an additional “measurement step”, because these measurements are captured during the normal filling cycle. This reduces the computational and operational overhead.

9.	“Spill Protection Means”: The use of a pneumatic interface with a ball detent that creates a fluid tight seal for a device when the administration set is removed.

a.	Medical pumps operate in a hostile environment. Liquids of all sorts are commonly found in contact with the pump. The management of devices due to liquid contamination is a significant cost and reliability issue for traditional designs.

b.	This design uses a pneumatic connection between the device and a disposable admin set that could potentially allow ingress of fluids inside of the pump. The design incorporates four features which reduce the chance of device contamination.

i.	The pneumatic interface is horizontal and facing downward, providing the least likely angle for fluid to contact it. The air passage is sheltered by the “roof ’ of the device.

ii.	A spring loaded ball sits and fills the hole, sealing it from outside fluids, when the admin set it not loaded.

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iii.	The admin set nir passage is designed from a grid that pushes the, ball out of the hole when the admin set is loaded in the pump. The creates a low resistance path for air moving in and out of the pump when the admin set is installed.

iv.	An 0-ring is part of each new admin set, so the elastomeric element of the interface is freshly replaced on each use, eliminating the need for preventive maintenance procedures.

10.	“Dual High Cracking Pressure Valves”: The use of high cracking pressure valves to serve as both a flow stop mechanism and control valve function in a fluid delivery system.

a.	Traditionally, companies have provided a “flow stop” mechanism which occludes flow when an admin set is removed from the pumping device, The flow control is binary, either on or off, and provides no function when the admin set is loaded into the device.

b.	This design incorporates a downstream spring loaded occluding element, external to a fluid pathway, which closes flow when internal pressures exceed a nominal pressure of about 1 PSig. When the admin set is removed, it requires an external force greater than the head height available from the set geometry to permit flow. It therefore, achieves the purpose of a “free flow” protection system. The design further, however, provides function while in the pump as a downstream control valve. During the fill cycle, this downstream valve closes and allows fluid to be exclusively withdrawn into the pump chamber from the source. A benefit of the design is the economy of using this spring mechanism for two purposes, flow stop and distal control valve. Another benefit of the design is the use of an external valving mechanism, to avoid any issues with fluid biocompatibility.

c.	The system requires an additional one-way checkvalve in series with the distal control valve. This arrangement allows flow to the patient when the driving pressure exceeds maximum of (the outlet valve cracking pressure) AND (the patient line pressure plus outlet checkvalve cracking pressure). So, the distal control valve cracking pressure establishes the minimum pressure under which flow will occur.

d.	The closure of the outlet control valve under low driving pressures has two critical functions.

i.	If the pumping chamber is vented, the flow from the pump will stop immediately. This makes for a reliable, rapid, and simple way to stop flow.

ii.	Following each FILL cycle, there is a period of time when the pumping chamber is isolated from both the source fluid and the patient tube. This provides a useful diagnostic window, without the complications of any pressure changes due to flow.

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11.	“Inlet Source Switch”: The use of a mechanical fluid switch among inlet channels, if so configured. The switch is purely mechanical and serves to select fluid from two or more inlet tubes. The switch position can be read electronically using a Hall sensor or the like in order to provide context and coaching to the user.

a.	Traditionally, the primary line and the “piggyback” line arc connected by a checkvalve, restricting flow from the primary to only one direction. If the piggyback line is sufficiently above the primary fluid level, then flow comes into the pump only from the piggyback. If the piggyback source is lowered, then fluid will flow from the primary into the source container of the piggyback, filling the piggyback tubing. The passive nature of the traditional valving creates a family of operational constraints and opportunity for error. The pump is traditionally unaware of the position of the two fluid sources and is forced to make assumptions, sometimes incorrectly, as to which fluid is being delivered. The traditional checkvalve arrangement also precludes using a high impedance source container for the piggyback, such as a syringe. This arrangement does offer, however, one significant operational feature in the ability to use the primary fluid to “back flush” the piggyback line. This back flushing procedure can remove air in the piggyback line and can reduce the opportunity for drug incompatibility leading to precipitation of other reactions in the piggyback tubing.

b.	This design, retains all of the advantages of traditional back flushing of a piggyback line, and creates a primary/ piggyback relationship that is unconstrained by head height or containers. In other words, the source containers can, during infusion, be at any height or have any source impedance without compromising flow performance.

c.	The preferred embodiment uses a standard 3-way stopcock upstream of the pumping mechanism that can be positioned by a rotary mechanism.

i.	The inlet valves are actively controlled while in the pump. When activated, the pump can withdraw fluid specifically from either source. Neither source configuration has any impact on the other. The pump always knows which fluid is being delivered and the user has no opportunity for error.

ii.	A certain valve position momentarily opens the two source containers together, giving the user a chance to apply higher pressure to the primary line and move fluid into the piggyback tubing and container. The back priming does require proper procedure and does pose a risk of improper dilution of fluids, but the risk is greatly reduced from the current procedure for piggyback programming.

d.	It is obvious that an additional mechanism and additional stopcock valve could extend the inlet switching from 2 sources to 3.

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12.	Breeze®

a.	Seek registered trademark for Breeze®, using Breeze™ in the meantime.

b.	A gentle air-powered pumping system that is so simple to use- it’s a Breeze®.

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